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                                 Exhibit 10.8.19


[The Bank of Nova Scotia Letterhead]


                                  CONFIDENTIAL
                                  ------------

                                                                July 19, 1996

Calpine Corporation
50 West San Fernando St.
San Jose, California 95113

Attention:      Mr. Robert Kelly, V.P.-Finance

                              CALPINE CORPORATION
                               Commitment Letter
                             ---------------------

Dear Sirs:

        You have informed us of your desire to establish a three year revolving facility to be established concurrently with your planned initial public offering in September 1996 and to replace your existing line of credit with Credit Suisse. We understand that you are interested in obtaining $50,000,000 of commitments for the new facility (the "Revolving Facility").

        The Bank of Nova Scotia ("Scotiabank") is pleased to commit (i) to provide up to $50,000,0000 of the Revolving Facility; (ii) to use reasonable commercial efforts to form a syndicate of other financial institutions (together with Scotiabank, the "Lenders") that will participate in the Revolving Facility and (iii) to act as administrative agent (the "Agent") for such syndicate of Lenders. Our commitments hereunder are subject to (a) the terms and conditions set forth herein and in the term sheet annexed hereto as Annex I (the "Term Sheet"), (b) there being no facts, events or circumstances, now existing or hereafter arising, which come to our attention and which, in our good faith determination, materially adversely affect your business, assets, financial condition, operations or prospects, in which event we reserve the right to either terminate our commitments hereunder (and thereafter have no other or further obligations hereunder or in connection with the Revolving Facility) or to propose alternative financing amounts or structures that assure adequate protection for Scotiabank, and (c) a satisfactory prescreening of prospective invitees, which will be limited to existing Calpine relationship banks, as provided by Calpine.

        You agree to actively assist us, in all commercially reasonable respects with the syndication of the Revolving Facility, which assistance will require, among other things, that you provide all information we deem to be reasonably necessary to successfully complete the syndication, including all of the information prepared by you or on your behalf related to your assets, financial condition, operations and prospects, as we may deem to be reasonably necessary. In addition you agree to make certain members of your management, as well as and to the best of your ability, your consultants and advisors, available during regular business hours to answer questions regarding the Revolving Facility, to review and assist in the preparation of the syndication memorandum relating to the Revolving Facility, to meet with prospective lenders and to use your best efforts to ensure that our syndication efforts benefit from your lending relationships.

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        By your signature below you hereby indemnify and hold harmless
Scotiabank, each other Lender committing to participate in the Revolving Facility, and each of their affiliates, directors, officers, agents and employees as set forth in Paragraphs (ii) and (iii) of the section entitled "Miscellaneous" of the Term Sheet (which paragraphs are herein incorporated by reference), whether or not definite credit documentation (collectively, the "Credit Documentation") is ultimately executed and delivered or the transactions contemplated hereby are consummated.

        This commitment letter and Term Sheet is delivered to you with the understanding that neither it, the Term Sheet, the confidential fee letter dated the date hereof (the "Fee Letter"), nor the substance hereof or thereof shall be disclosed to any third party without our prior written consent, except those in confidential relationship to you, such as legal counsel or accountants, or as required by law or any court or governmental agency (and in each such event of permitted disclosure you agree promptly to inform us). This commitment letter and Term Sheet constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. THIS COMMITMENT LETTER AND THE TERM SHEET SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS
OF NEW YORK. BOTH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH THIS COMMITMENT LETTER, THEIR TERM SHEET AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL DAMAGES.

        If you agree with the foregoing, please sign and return to us the enclosed copy of this commitment letter and the Fee Letter no later than 5:00 p.m., San Francisco time, on July 22, 1996. Our commitment will terminate at such time unless (a) an executed copy of this commitment letter and the Fee Letter, each signed by you, has been delivered to us, and (b) you have made all payments required to be paid hereunder and thereunder; provided however, that, any term or provision hereof to the contrary notwithstanding (i) the two immediately preceding paragraphs shall survive any termination of our commitment pursuant to this paragraph, and (ii) our commitment hereunder will terminate at 5:00 p.m., San Francisco time, on September 30, 1996, unless, on or prior to such time, definitive Credit Documentation satisfactory to us and our counsel has been executed and delivered by you and us (with the date of such execution and delivery being referred to as the "Closing Date").

                                        Very truly yours,

                                        THE BANK OF NOVA SCOTIA

                                        By: /s/ Eric Knight
                                            -----------------------------
                                        Title:  Relationship Manager

Agreed to and Accepted
this 20 day of July, 1996

CALPINE CORPORATION


By: /s/ Robert D. Kelly
    ----------------------
Title: Vice President


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ANNEX I

TERM SHEET                                                  CALPINE CORPORATION
- -------------------------------------------------------------------------------
(Unless otherwise defined, terms used in this Term Sheet shall have the meanings ascribed thereto in the commitment letter dated July 19, 1996 (the "Commitment Letter"), to which this Term Sheet is annexed)

I. PARTIES

BORROWER Calpine Corporation, which is a holding company currently organized under the laws of California but to be reorganized and incorporated under the laws of Delaware ("Calpine" or the "Borrower") prior to the Closing Date.

                                Subject to Lenders' approval, Calpine
                                subsidiaries can be co-borrowers under the Revolving Facility provided all obligations under the Revolving Facility are also joint and several obligations of Calpine.

AGENT                           The Bank of Nova Scotia ("Scotiabank" or the
                                "Agent").

LENDERS Scotiabank and a group of financial institutions (collectively, the "Lenders") as may be acceptable to Scotiabank and the Borrower.


II. THE REVOLVING FACILITY

REVOLVING FACILITY              A maximum amount of $50,000,000 in senior
DESCRIPTION                     financing will be provided to the Borrower,
                                (the "Revolving Facility Commitment") under which commitments to lend will be provided to the Borrower in the form of a revolving loan facility (the "Revolving Facility"). The
                                Revolving Facility will be made available to the Borrower pursuant to which (i) revolving credit loans ("Revolving Loans") may be borrowed, prepaid and reborrowed; and (ii) letters of credit ("Letters of Credit") may be issued, reimbursed and re-issued, in each case from time to time prior to the Commitment Termination
                                Date; provided that no letter of credit may have a maturity that exceeds one year.


LETTER OF CREDIT                Outstanding Letters of Credit and related
AVAILABILITY                    reimbursement obligations may not exceed
                                $25,000,000

LETTER OF CREDIT ISSUING        Scotiabank
BANK

USE OF PROCEEDS                 The Revolving Facility will be used by the
                                Borrower to refinance the existing $50mm line of credit provided by Credit Suisse for working capital and other general corporate purposes, including, subject to certain conditions, acquisition bridge financing.

COMMITMENT                      Three years from the Closing Date of the
TERMINATION DATE                Revolving Facility (the "Commitment
                                Termination Date"). The Commitment Termination
                                Data will reduce to two years from the Closing
                                Date if Calpine receives less than $90mm in net proceeds from the initial public offering.

CLOSING DATE                    The date on which: i) all required documentation
                                related to the Revolving Facility is duly executed to the satisfaction of the Borrower and Lenders; and ii) all Conditions Precedent to closing have been met (the "Closing Date"). The
                                Closing Date is expected to occur on or before September 15, 1996, but in any event no later than September 30, 1996.

SECURITY Unsecured. To the extent that the approved subsidiary borrowers utilize the Revolving Facility as acquisition financing for power project, equipment and similar purposes, the Lenders will receive a first priority security interest (if available) in all acquired assets including the stock of any entity acquired with Revolving Loans and pledge of stock of the intermediate holding company created by the Borrower for such acquisition. The pledged security will be released upon repayment in full of all Revolving Loans used to fund the acquisition.


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INTEREST RATES                  At the Borrower's option, the Revolving Loans
                                will bear interest at either Scotiabank's
                                Alternative Base Rate ("Base Rate Loans") or
                                Scotiabank's reserve adjusted LIBO rate ("LIBO Rate Loans") plus the interest margins set forth in Appendix I.

INTEREST PAYMENT DATES          Interest periods for LIBO rate loans shall be,
                                at the Borrower's option, one, three or six months. Interest on LIBO rate loans shall be payable on the last business day of the applicable interest period for such loans or, if earlier, the 90th day following the commencement of such interest period. Interest on Base Rate Loans shall be payable quarterly in arrears.

LETTER OF CREDIT                A fee equivalent to the amount of the Applicable
FEES AND PAYMENT                LIBO Rate Margin in Appendix I will accrue on
DATES                           the daily average undrawn portion of all
                                outstanding Letters of Credit, payable
                                quarterly in advance.

LETTER OF CREDIT ISSUING        15 bps per annum on the amount of the Letter of
FEE                             Credit, payable quarterly in advance.

COMMITMENT FEE                  Commencing on the Closing Date, a non-refundable
                                fee in the applicable amount set forth in Appendix I per annum will accrue on the daily average undrawn portion of the committed amount of the Revolving Facility, payable quarterly in arrears and on the Commitment Termination Date of the Revolving Facility.

AGENT'S FEES                    As defined in the confidential Fee Letter dated
                                as of July 16, 1996

OPTIONAL PREPAYMENTS            Outstanding Loans are voluntarily payable
                                without penalty; provided, however, that LIBO rate breakage costs, if any, shall be for the account of Borrower.

MANDATORY PREPAYMENTS           Customary for the type of transaction proposed
                                and others to be reasonably specified by Scotiabank.

REPRESENTATIONS                 Customary for the type of transaction proposed
AND WARRANTIES                  and others to be reasonably specified by
                                Scotiabank.

CONDITIONS PRECEDENT            Customary for the type of transaction proposed
TO CLOSING                      and others to be reasonably specified by
                                Scotiabank, including, without limitation, the following:

                                i) Execution and delivery of satisfactory credit, and other related documentation embodying the structure, terms and conditions contained herein and other terms and conditions as may be negotiated.

                                ii)     There shall not have occurred any
                                        material adverse change in the status of the Borrower or any of its subsidiaries (including projects) since Dec. 31, 1995.

                                iii)    Receipt of closing certificates,
                                        opinions of counsel, etc. customary for
                                        the type of transaction proposed.

                                iv) Cancellation of the existing $50mm line of credit provided by Credit Suisse.


CONDITIONS PRECEDENT            Customary for the type of transaction proposed
TO INITIAL FUNDING              and others to be reasonably specified by
                                Scotiabank, including without limitation, the following.

                                i) Borrower shall have completed an initial public offering and received net proceeds in the amount of at least $75 million.

                                ii)     There shall not have occurred any
                                        material adverse change in the status of the Borrower or any of its subsidiaries (including the power projects) since Dec. 31, 1995.


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CONDITION PRECEDENT             A CFCR (as defined in Financial Covenants,
FOR EACH NEW DRAWING            paragraph (iv)) of at least 1.7x for the most
                                recent four quarters will be required for each new drawing (excluding rollovers & letter of credit renewals of existing outstandings or issuances) under the Revolving Facility. New drawing availability under the Revolving
                                Facility will be granted when the CFCR returns to 1.7x or higher based on a monthly test calculated on a rolling twelve-month basis.

AFFIRMATIVE COVENANTS           Customary for the type of transaction proposed
                                and others to be reasonably specified by Scotiabank.

NEGATIVE COVENANTS              Customary for the type of transaction proposed
                                and others to be reasonably specified by Scotiabank, including, without limitation, the following:

                                i) Restriction on mergers, consolidations and similar combinations, including, but not limited to, Subsidiaries having a direct interest in a power generating facility may not merge with Subsidiaries that have a direct or indirect interest in any other power generating facility or other business;

                                ii) Limitation on the incurrence of liens, guarantees, commitments to invest or other encumbrances.

                                iii) Restriction on the making of dividends or similar distributions;

                                iv)     Restrictions on the incurrence of
                                        additional debt and contingent
                                        liabilities;

                                v) Restrictions on the sale of assets or similar transfers.

                                vi) Restrictions on additional investments, including, but not limited to, restrictions on the Borrower's and subsidiaries' investments in unrelated businesses and restrictions on investments in subsidiaries that are in default.

FINANCIAL COVENANTS             Customary for the type of transaction proposed
                                and others to be reasonably specified by Scotiabank, including without limitation, the following:

                                i) Maintenance of a minimum tangible net worth ("TNW") of $150 million. The minimum TNW will increase quarterly by an amount equal to 50% of net income for the previous quarter plus 100% of the proceeds of net equity issuance (post-IPO).

                                ii) Maintenance of a minimum consolidated interest coverage ratio (Consolidated EBITDA/Consolidated Interest Expense) of
                                        1.75 to 1, calculated quarterly and
                                        based on the previous four quarters.

                                iii) Maintenance of a maximum leverage ratio (Total Debt (incl. contingent liabilities)/Total Debt plus TNW) of 85%.

                                iv) Maintenance of a minimum consolidating Calpine Corporation Cash Flow Coverage Ratio ("CFCR") of 1.6 to 1. The CFCR is defined as Calpine's consolidating Cash Flow Available for Debt Service (to be defined) divided by Calpine's consolidating Interest Expense. The CFCR will be calculated quarterly based on the previous four quarters.

                                v) Other financial covenants as the Agent may reasonably request.

EVENTS OF DEFAULT               Customary for the type of transaction proposed
                                and others to be reasonably specified by Scotiabank and its legal counsel, including, without limitation, the following:

                                i) Cross-default to all other indebtedness (including the Sr. Notes) of the Borrower and subsidiaries individually or in the aggregate totalling $2 million or more.

                                ii) Change of ownership or control (to be defined).


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MISCELLANEOUS           Customary provisions to be included, together with
                        others to be reasonably specified by Scotiabank including, without limitation, the following:

                        i) The Borrower will undertake all reasonable efforts to assist the Agent in the successful syndication of the Revolving Facility.

                        ii) Customary indemnification of Scotiabank and each of the Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any losses, claims, damages, liabilities or other expenses which arise out of or in connection with the Revolving Facility, including those which may arise from or in connection with any action, suit or proceeding (whether or not any Indemnified
                                Party is a party or is subject thereto).

                        iii) The Borrower will pay all of Scotiabank's reasonable fees and other out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of Scotiabank's legal counsel, Mayer, Brown & Platt) arising out of or in connection with the Revolving Facility.

                        iv) Customary indemnity and capital adequacy, increased cost, and tax provisions.

                        v) The Lenders will be permitted to assign and participate Loans, notes, Letters of Credit and commitments with consent of Borrower, such consent not to be unreasonably withheld.

                        vi)     Waiver or jury trial.

                        vii)    New York governing law.

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Credit Documentation. Scotiabank's commitment will be subject to negotiation and execution of definitive Credit Documentation in form and substance satisfactory to Scotiabank and its Counsel.




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